Exhibit 99.1
For Immediate Release
MERCER INTERNATIONAL INC. ANNOUNCES SHARE REPURCHASE PROGRAM
NEW YORK, NY, August 2, 2011 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) (the “Company”) today announced that its Board of Directors has authorized a share repurchase program for up to $25,000,000 of the Company’s outstanding common stock over the next 12 months. Additionally, the program calls for an equivalent reduction in long term indebtedness over the same period.
Mr. Jimmy Lee, President and Chairman, stated: “Our intention to make open market purchases of our outstanding shares of common stock and our long term debt reflects our improved liquidity position, our Board of Directors’ continued confidence in our growth prospects and our desire to create value for our shareholders. Year to date this year we have reduced our indebtedness by approximately €70 million and as of June 30, 2011, after giving pro forma effect to the conversion of our convertible notes, we have increased our cash and cash equivalents by approximately €52 million and our shareholders’ equity by approximately €80 million. Based on current market prices, we believe the repurchase program is in the best interests of the Company and our shareholders.”
The program calls for the repurchases to be made at management’s discretion in the open market or in privately negotiated transactions from time to time in compliance with applicable laws, rules, and regulations, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended, subject to cash requirements for other purposes, and other relevant factors, such as trading price, trading volume and general market and business conditions.
There is no guarantee as to the exact number of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that the Board of Directors determines additional repurchases are not warranted. All of the repurchases will be funded by the Company’s available working capital. As of August 1, 2011, the Company had approximately 57.0 million shares outstanding and, as of June 30, 2011, the Company had approximately €151.8 million in cash and cash equivalents.

Our Board of Directors will periodically review the share repurchase program and may authorize adjustments to the program’s term and size. The Board may also suspend or discontinue the repurchase program at any time.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any country or state in which such offer, solicitation, or sales of these securities would be unlawful prior to registration or qualification under the securities laws of any such country or state.
Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.
The preceding includes forward-looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.
APPROVED BY:
Jimmy S.H. Lee
Chairman & President
(604) 684-1099
David M. Gandossi
Executive Vice-President &
Chief Financial Officer
(604) 684-1099